Exhibit 10.6a

FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this “First Amendment”) is made and entered into this 3rd day of January, 2007, by and between VMS NATIONAL PROPERTIES JOINT VENTURE (“Seller”), and JUNIPER INVESTMENT GROUP, LTD., a Texas limited partnership (“Purchaser”).

RECITALS:

WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated November 28, 2006 (the “Contract”), for certain real property situated in Ouachita Parish, State of Louisiana, and more specifically described in the Contract; and

WHEREAS, Seller and Purchaser desire to amend the Contract on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to amend the Contract as follows:

AGREEMENT:

1.

Extension of Feasibility Period.  The Feasibility Period is hereby extended to January 12, 2007, for the sole purpose set forth in Section 4 below.

2.

The Closing Date.  Section 5.1 of the Contract is amended and restated in its entirety as follows:

The Closing shall occur on February 28, 2007 (the "Closing Date") through an escrow with Escrow Agent, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser on or before 5 days prior to the Closing Date, to extend the Closing Date to March 30, 2007.

3.

Approval of Property.  Purchaser hereby acknowledges and agrees that, with the sole exception of the Outstanding Inspection Item (as defined below), it has completed its review and inspection of the Property.  Purchaser further acknowledges and agrees that, except for the Outstanding Inspection Item, it has approved all aspects of the Property and hereby waives its right to object (pursuant to Sections 3.2, 3.5, 3.6 or 4.3 of the Contract or otherwise) to any matter concerning the physical condition of the Property, the Property Contracts, the Leases, the Title Documents, the Survey or otherwise with respect to the Property.  Purchaser agrees that Seller has made all required deliveries (including, without limitation, the Materials, the Title Documents and the Existing Survey) and performed all of Seller’s required obligations under the

Contract through the date hereof.  Purchaser agrees that, except for the Outstanding Inspection Item, Purchaser’s right to terminate the Contract is permanently waived, the Deposit is non-refundable (except as expressly set forth in the Contract or this First Amendment), and Purchaser’s obligation to purchase the Property is non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1 of the Contract.

4.

The Outstanding Inspection Items.  Seller agrees that Purchaser shall have the right to conclude its Phase I environment review of the Property (the “Outstanding Inspection Item”).  Notwithstanding the foregoing, Purchaser’s Outstanding Inspection Item shall at all times be in compliance with all requirements of the Contract, including, without limitation, Sections 3.3, 3.4  and 3.5 thereof.  Purchaser may terminate the Contract at any time on or before the expiration of the Feasibility Period (as extended by this First Amendment) if and only if the Phase I environmental review demonstrates an environmental condition at the Property that materially and adversely effects the use of the Property as it currently is used.  Purchaser acknowledges and agrees that if Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period (as extended by this First Amendment) in strict accordance with the notice provisions of the Contract, Purchaser’s right to terminate under Section 3.2 of the Contract or this First Amendment shall be permanently waived and the Contract shall remain in full force and effect, the Deposit (including, without limitation, the Additional Deposit) shall be non-refundable, and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1 of the Contract.

5.

General Provisions.  The following provisions shall apply with respect to this First Amendment:

5.1

Except as modified herein, the Contract is in full force and effect and is hereby ratified by Purchaser and Seller.

5.2

Capitalized terms not defined herein shall have the same meaning as set forth in the Contract.

5.3

In the event of any conflict between the Contract and this First Amendment, the terms and conditions of this First Amendment shall control.

5.4

This First Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement.  Executed copies hereof may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

[signature page follows]

NOW, THEREFORE, the parties hereto have executed this First Amendment as of the date first set forth above.

Seller:

VMS NATIONAL PROPERTIES JOINT VENTURE

By:

VMS National Residential Portfolio I

By:

Maeril, Inc., its Managing General Partner

By:

/s/Brian J. Bornhorst

Name:

Brian J. Bornhorst

Title:

Vice President

AND

By:

VMS National Residential Portfolio II

By:

Maeril, Inc., its Managing General Partner

By:

/s/Brian J. Bornhorst

Name:

Brian J. Bornhorst

Title:

Vice President

Purchaser:

JUNIPER INVESTMENT GROUP, LTD.,

a Texas limited partnership

By:

/s/J. Douglas Rippeto, Jr.

Name:

J. Douglas Rippeto, Jr.

Title:

President